Exhibit 23.4

TBPE REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5235	TELEPHONE (713) 651-9191

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our summary reports on audits of the estimated quantities of certain proved reserves of oil and gas, net to Marathon Oil Corporation’s interest, which appear or are incorporated by reference in Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading of “Experts” in such Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

March 9, 2012

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258